UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2007
VALERO ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13175 (Commission File Number)	74-1828067 (IRS Employer Identification No.)

One Valero Way San Antonio, Texas		78249
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (210) 345-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 11, 2007, Valero Energy Corporation (the “Company” or “Valero”) issued a press release announcing that effective December 11, 2007, Gregory C. King, President, resigned from any and all of his positions as an officer or director of Valero and its subsidiaries and affiliates. Effective December 31, 2007, Mr. King’s employment with Valero and its subsidiaries and affiliates will terminate. A copy of the press release is furnished with this report as Exhibit 99.01 and is incorporated herein by reference.
The following is a description, as required by Item 502(e) of Form 8-K, of the compensation arrangement entered into between Mr. King and Valero in connection with Mr. King’s resignation. The agreement confirms that Mr. King will participate in the Company’s bonus plan for fiscal year 2007 and will be entitled to payment of a 2007 bonus per the targets and parameters previously established by the Compensation Committee of the Board of Directors. In addition, Valero will accelerate the vesting of all outstanding shares of restricted stock previously granted to Mr. King. Mr. King’s outstanding stock options will remain subject to vesting and will remain exercisable per the original timelines specified in each option agreement. Performance shares that are scheduled to vest in January 2008 will vest in accordance with the performance award agreements previously entered into between Mr. King and Valero. Mr. King’s performance shares that are scheduled to vest later than January 2008 will be forfeited. Mr. King will be entitled to an additional eight points, to be added to either age or service, for determining retirement benefits payable to Mr. King under Valero’s Supplemental Executive Retirement Plan, and Mr. King will be entitled to participate in the Company’s retiree medical plan on the same terms and conditions as similarly situated employees.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

99.01	—	Press release dated December 11, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERO ENERGY CORPORATION
Date: December 13, 2007	By:	/s/ Jay D. Browning
Jay D. Browning
Senior Vice President and Secretary